Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements Nos. 333-62829 and 333-161158 on Form S-8 of VASCO Data Security International, Inc. of our report dated January 29, 2016 relating to the financial statements of Silanis Technology Inc. as of and for the year ended December 31, 2014, appearing in this Current Report on Form 8-K/A of VASCO Data Security International, Inc. dated February 5, 2016.

We also consent to the incorporation by reference in the registration statements Nos. 333-62829 and 333-161158 on Form S-8 of VASCO Data Security International, Inc. of our report dated January 29, 2016 relating to the consolidated financial statements of Silanis International Limited and its subsidiary as of and for the year ended December 31, 2014, appearing in this Current Report on Form 8-K/A of VASCO Data Security International, Inc. dated February 5, 2016.

/s/ Deloitte LLP (1)

Montreal, Canada

February 5, 2016

(1)	CPA auditor, CA, public accountancy permit No. A109522